Exhibit 99.1

CONTACT:      Investor Relations        (214) 792-4415

SOUTHWEST AIRLINES REPORTS THIRD QUARTER FINANCIAL RESULTS
70th Consecutive Quarterly Operating Profit

DALLAS, TEXAS – October 16, 2008 – Southwest Airlines (NYSE:LUV) today reported its 70th consecutive quarterly operating profit.  After special charges totaling $247 million primarily related to mark-to-market adjustments on a portion of the future periods' fuel hedge portfolio required by Statement of Financial Accounting Standard (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, the Company reported a third quarter 2008 net loss of $120 million, or $.16 loss per diluted share. This compares to net income of $162 million, or $.22 per diluted share, for third quarter 2007.  Excluding these special charges and other special items, the Company reported third quarter 2008 net income of $69 million, or $.09 per diluted share, compared to $156 million, or $.21 per diluted share, for third quarter 2007.  Third quarter 2008 also represents the Company’s 70th consecutive quarter of net income, excluding special items.  The Company's third quarter 2008 net income, excluding special items, of $.09 per diluted share exceeded Thomson's First Call's mean estimate of $.07.   Refer to the reconciliation in the accompanying tables for further information regarding special items.

Third Quarter 2008 Financial Highlights:
•	70th consecutive quarter of profitability, excluding special items
•	Record quarterly revenues of $2.9 billion, up 11.7 percent from third quarter 2007
•	Net income, excluding special items, of $69 million, down 55.8 percent
•	Net income per diluted share, excluding special items, of $.09, down 57.1 percent
•	Cash settlement gains of $448 million from fuel contracts reflected in net income

Under SFAS 133, a portion of the Company’s fuel derivative portfolio is marked-to-market through the income statement if the requirements for hedge accounting have not been met, which can create significant volatility in the Company's financial statements.  For contracts settling in future periods, these derivative contracts generally result in recording unrealized gains during periods of rising fuel costs; conversely, during periods of decreasing fuel prices, these contracts generally result in recording unrealized losses.   As a result, the $247 million in charges for the third quarter 2008 essentially reversed a large portion of mark-to-market gains recognized in prior periods.  These charges led to the net loss reported for third quarter 2008 under generally accepted accounting principles (GAAP).   However, the actual cash settlement gains realized in third quarter 2008 from the Company's hedging activities were $448 million, compared to $189 million in third quarter 2007.
The Company views its fuel derivative contracts as an integral component of managing its costs related to jet fuel purchases.  Therefore, the Company believes it is more meaningful to evaluate its financial performance including the impact of the net cash settlements each quarter and excluding the mark-to-market adjustments for unrealized gains and losses recorded in the income statement for contracts settling in future periods.

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Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated: “Given today’s unprecedented economic challenges, we are proud of our 70th consecutive quarterly profit, excluding the impact of special items.  Although we have much work ahead, I am very proud of the substantial progress our People have made to overcome higher operating cost pressures.  In particular, our post-Labor Day revenue trends are very strong.  And, the Customer reactions to our efforts to firmly establish Southwest Airlines as America's favorite Low Fare Airline are extremely encouraging.
"Our third quarter 2008 operating revenues of $2.9 billion were a record performance, increasing a strong 11.7 percent, or 9.3 percent per available seat mile (ASM).  Since August, our revenue trends have strengthened, with September operating revenue per available seat mile (RASM) increasing 11.0 percent and October month-to-date RASM increasing approximately 14 percent, versus the respective year-ago periods.  I am delighted with the results of our efforts to drive revenue growth, which include:
•	Slowing our capacity growth to under two percent in second half 2008;
•
Continuing flight schedule optimization, including trimming unproductive and less popular flights and reallocating capacity to fund attractive market growth opportunities such as Denver, and our newest city, Minneapolis-St. Paul;

•	Enhancing revenue management technologies, processes, and techniques;
•	Increasing fares gradually; and
•	Aggressively promoting our No Hidden Fee, Low Fare brand.
Based on these actions, domestic competitor capacity reductions, and revenue and booking trends thus far, we currently expect a solid increase in our fourth quarter 2008 operating unit revenues, although the current world-wide financial crisis creates uncertainty about future demand.
 “Turning to operating costs, our third quarter 2008 unit costs, excluding special items, increased 16.0 percent, mostly due to jet fuel price increases.  Excluding fuel and special items, our unit costs were up 6.5 percent from the same period a year ago, primarily due to continued maintenance, airport, and fuel tax pressures.  With increased cost headwinds associated with minimal ASM growth in fourth quarter 2008, we presently expect our fourth quarter 2008 unit costs, excluding fuel and special items, if any, to exceed third quarter 2008’s 6.86 cents.   Despite these cost pressures, our operating cost advantage, especially compared to legacy airlines, is as strong as ever.  More importantly, we need to aggressively manage costs and productivity to maintain our profitable Low Fare brand.  I am very proud of our Employees' ongoing efforts to control costs, improve productivity, and preserve our brand during this challenging environment.
“Although we reported a better-than-expected economic fuel cost of $2.44 per gallon, which reflected $448 million in favorable cash settlements from our third quarter 2008 fuel hedge, our jet fuel costs per gallon were 44.4 percent higher than third quarter 2007 and were, by far, the most significant driver of the 16.0 percent increase in our third quarter 2008 unit costs, excluding special items.  Although crude oil prices dropped from all-time highs at the beginning of third quarter 2008, they remain significantly higher than historical levels.   Looking forward, we have derivative contracts in place for nearly 85 percent of our fourth quarter 2008 estimated fuel consumption at an average crude-equivalent price of approximately $62 per barrel (compared to approximately 90 percent at approximately $51 per barrel for fourth quarter 2007).  Based on this derivative position and current market prices, we currently anticipate our fourth quarter 2008 economic fuel costs per gallon to fall in the $2.00 range compared to $1.72 per gallon in fourth quarter 2007.

“In addition to our fourth quarter 2008 derivative position, we have derivative contracts for over 75 percent of our estimated 2009 fuel consumption at an average crude-equivalent price of approximately $73 per barrel; approximately 50 percent of our estimated 2010 fuel consumption at an average crude-equivalent price of approximately $90 per barrel; approximately 40 percent of our estimated 2011 fuel consumption at an average crude-equivalent price of approximately $93 per barrel; over 35 percent of our estimated 2012 fuel consumption at an average crude-equivalent price of approximately $90 per barrel; and have begun building a modest position for 2013.
"Our fuel hedging program continues to provide us superb price protection.  For the nine months ended September 30, 2008, our program saved us $1.3 billion.   As of yesterday's market prices, our hedge portfolio was valued at approximately $550 million.  Of course, the value of our fuel hedge fluctuates with oil prices.  The dramatic drop in energy prices since July is a significant overall benefit for Southwest Airlines, of course, even though the fuel hedge portfolio dropped over the last three months.  Even with the drop in prices, our fuel hedge remains "in the money."
“With respect to our capacity plans, we have taken delivery of 26 Boeing 737-700 aircraft in 2008, and as a result of the Boeing machinists’ strike, we will likely not take delivery of the three remaining aircraft originally scheduled for this year.  We have returned eight 737-300 leased aircraft through third quarter 2008 and currently plan to return three additional 737-300 leased aircraft during the fourth quarter, resulting in planned net aircraft growth of 15 for 2008.   For fourth quarter 2008, we expect our year-over-year ASM growth will be about one percent.
"While we continue to evaluate our growth plans for 2009, we recently announced the deferral of four 2009 Boeing 737-700 deliveries to 2016.  Including the three aircraft originally scheduled for delivery from The Boeing Company in 2008, but likely delayed to 2009 due to their machinists’ strike, we now expect to take delivery of 13 Boeing 737-700 aircraft next year (barring any substantial delays in 2009 deliveries due to the Boeing strike).  With three 737-300 aircraft lease returns planned for next year in addition to other potential alternatives to reduce our fleet, we currently expect to add no more than ten net aircraft in 2009.  While our 2009 fleet plans are not finalized, our flight schedule is currently published through March 6, 2009.  First quarter 2009 ASMs are expected to decline in the five to six percent range, compared to first quarter 2008.
“Although today’s challenges are unprecedented, we are well-prepared and committed to achieving our long-term financial targets and preserving our financial strength.  Our unrestricted cash and short-term investment balance was $2.2 billion as of yesterday, including $1.1 billion in fuel derivative collateral deposits.  Although our liquidity is healthy, we have made the prudent decision in today’s unstable financial markets to access $400 million in additional cash through our bank revolving credit facility leaving $200 million still available.  We remain financially conservative and well-prepared with our strong balance sheet and modest debt levels.
“Although these are difficult times, our dedicated People continue to deliver friendly, caring, and reliable Customer Service.  The recent Southwest recognition by Forbes as “The Most Reliable Airline” is a true testament to our commitment to superb Customer Satisfaction.  Other recent Southwest honors include being named “The Friendliest Airline” by TIME.com due to our No Fees campaign and our choice to not nickel and dime our Customers.  Southwest Cargo recently received its 14th consecutive Quest for Quality Award, placing first in Ontime Performance, Value, Customer Service and Equipment and Operations.  And finally, the Company blog, NutsAboutSouthwest.com, was recently named “Best Blog” for the second year in a row at the PR News Platinum Awards.”
Southwest will discuss its third quarter 2008 results on a conference call at
11:30 a.m. Eastern Time today.  A live broadcast of the conference call will be available at southwest.com.

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Operating Results
Total operating revenues for third quarter 2008 increased 11.7 percent to $2.9 billion, compared to $2.6 billion for third quarter 2007.  Total third quarter 2008 operating expenses were $2.8 billion, compared to $2.3 billion in third quarter 2007.  Operating income for third quarter 2008 was $86 million compared to $251 million in third quarter 2007.  Operating income, excluding special items, was $147 million in third quarter 2008 compared to $273 million last year.  Operating income, excluding special items, reflects fuel and oil expense of $939 million and $659 million for third quarter 2008 and 2007, respectively, which is based on the Company’s true economic cost of fuel.
“Other expenses” were $291 million for third quarter 2008, compared to “other income” of $26 million for third quarter 2007.  The $317 million swing primarily resulted from unrealized “other losses” associated with SFAS 133.  These unrealized losses represent the most significant difference between the Company’s net loss and net income, excluding special items.  The cost of the hedging program (which includes the premium costs of derivative contracts) of $20 million in third quarter 2008 and $14 million in third quarter 2007 is also included in "other (gains) losses."  Third quarter 2008 interest expense increased 25.0 percent over last year due to the Company’s issuance of $500 million Pass-Through Certificates in October 2007 and the Company’s borrowing under its $600 million term loan in May 2008.  Interest income for third quarter 2008 decreased $2 million versus the same period last year primarily due to lower market interest rates and lower rates earned from more conservative investments.  Lower Boeing aircraft progress payments generated less capitalized interest in third quarter 2008 compared to last year.
Net cash provided by operations for the nine months ended September 30, 2008 was $1.0 billion, which included a $495 million increase in fuel derivative collateral deposits related to future periods, and capital expenditures were $765 million.  The Company ended third quarter 2008 with $3.4 billion in cash and short-term investments, which included $2.5 billion in fuel derivative collateral deposits (with a corresponding liability recorded in Accrued Liabilities).
Total operating revenues for the nine months ended September 30, 2008 increased 12.5 percent to $8.3 billion, while total operating expenses increased 18.0 percent to $7.9 billion, resulting in operating income of $380 million versus $664 million in 2007.  Excluding special items, operating income was $487 million and $672 million, respectively, for the nine months ended September 30, 2008 and 2007.  Net income for the nine months ended September 30, 2008 was $234 million, or $.32 per diluted share, compared to $533 million, or $.69 per diluted share, for the same period last year.  Excluding special items, net income for the nine months ended September 30, 2008 was $233 million, or $.32 per diluted share, compared to $385 million, or $.49 per diluted share, for the same period last year.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements relating to (i) the Company's expectations regarding its future results of operations; (ii) its operating and financial strategies and the anticipated impacts of such strategies; (iii) its revenue and cost cutting initiatives and its expectations with respect to such initiatives; and (iv) its growth plans and expectations.  These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) the price and availability of aircraft fuel; (ii) uncertainties surrounding changing economic conditions, which are beyond the Company’s control and are therefore difficult to predict and which can impact the demand for leisure and business travel and can also impact the Company’s ability to overcome increased fuel and other costs; (iii) competitor capacity and load factors; (iv) the Company's ability to timely and effectively prioritize its revenue and cost reduction initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support these initiatives; (v) the impact of governmental regulations and inquiries on the Company’s operating costs, as well as its operations generally; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
			Percent			Percent
	2008	2007	Change	2008	2007	Change

OPERATING REVENUES:
Passenger	$2,767	$2,482	11.5	$7,927	$7,069	12.1
Freight	37	32	15.6	108	95	13.7
Other	87	74	17.6	254	205	23.9
Total operating revenues	2,891	2,588	11.7	8,289	7,369	12.5

OPERATING EXPENSES:
Salaries, wages, and benefits	856	832	2.9	2,494	2,413	3.4
Fuel and oil	1,000	660	51.5	2,646	1,831	44.5
Maintenance materials and repairs	190	160	18.8	523	450	16.2
Aircraft rentals	38	38	-	115	116	(0.9)
Landing fees and other rentals	167	145	15.2	497	422	17.8
Depreciation and amortization	152	140	8.6	445	411	8.3
Other operating expenses	402	362	11.0	1,189	1,062	12.0
Total operating expenses	2,805	2,337	20.0	7,909	6,705	18.0

OPERATING INCOME	86	251	(65.7)	380	664	(42.8)

OTHER EXPENSES (INCOME):
Interest expense	35	28	25.0	95	86	10.5
Capitalized interest	(6)	(13)	(53.8)	(20)	(39)	(48.7)
Interest income	(7)	(9)	(22.2)	(18)	(36)	(50.0)
Other (gains) losses, net	269	(32)	n.a.	(38)	(221)	n.a.
Total other expenses (income)	291	(26)	n.a.	19	(210)	n.a.

INCOME (LOSS) BEFORE INCOME TAXES	(205)	277	n.a.	361	874	(58.7)
PROVISION FOR INCOME TAXES	(85)	115	n.a.	127	341	(62.8)

NET INCOME (LOSS)	$(120)	$162	n.a.	$234	$533	(56.1)

NET INCOME (LOSS) PER SHARE:
Basic	$(.16)	$.22		$.32	$.70
Diluted	$(.16)	$.22		$.32	$.69

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	736	739		734	765
Diluted	736	752		739	777

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE)
(in millions, except per share amounts)
(unaudited)

Note regarding use of non-GAAP financial measures
The financial results provided in this news release "excluding special items" are non-GAAP results that are provided as supplemental information. These results should not be relied upon as alternative measures to Generally Accepted Accounting Principles (GAAP) and primarily reflect items calculated on an "economic"
basis, which excludes certain items that are recorded as a result of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.
Items calculated on an "economic" basis consist of gains or losses for derivative instruments that settled in the current accounting period, but were either recognized in a prior period or will be recognized in a future period in GAAP results. The items excluded from economic results primarily include ineffectiveness, as defined, for future period instruments, and changes in market value for future period derivatives that no longer qualify for special hedge accounting, as defined in SFAS 133. The special items referred to in this news release also reflect adjustments for other special items that management believes it should take into consideration to more accurately measure and monitor the Company's comparative performance on a consistent basis; therefore, management wants to provide the transparency to Investors regarding its views as to a more accurate reflection of the Company’s on-going operations.

The Company's management utilizes both the GAAP and the non-GAAP results in this news release to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the unrealized items. In part, since fuel expense is such a large part of the Company's operating costs and is subject to extreme volatility, the Company believes it is useful to provide Investors with the Company's true economic cost of fuel for the periods presented, which reflects the cash settlements from derivative contracts for the applicable period.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Percent			Percent
	2008	2007	Change	2008	2007	Change

Fuel and oil expense - unhedged	$1,387	$848		$3,800	$2,270
Less: Fuel hedge gains included in fuel and oil expense	(387)	(188)		(1,154)	(439)
Fuel and oil expense - GAAP	$1,000	$660	51.5	$2,646	$1,831	44.5
Add/(Deduct): Net impact from fuel contracts (1)	(61)	(1)		(107)	13
Fuel and oil expense - economic	$939	$659	42.5	$2,539	$1,844	37.7

Operating income, as reported	$86	$251		$380	$664
Add/(Deduct): Net impact from fuel contracts (1)	61	1		107	(13)
	$147	$252		$487	$651
Add: Charge from voluntary early out program, net	-	21		-	21
Operating income, non-GAAP	$147	$273	(46.2)	$487	$672	(27.5)

Other (gains) losses, net, as reported	$269	$(32)		$(38)	$(221)
Add/(Deduct): Net impact from fuel contracts (1)	(247)	48		91	265
Other (gains) losses, net, non-GAAP	$22	$16	37.5	$53	$44	20.5

Net income, as reported	$(120)	$162		$234	$533
Add/(Deduct): Net impact from fuel contracts (1)	308	(47)		16	(278)
Income tax impact of fuel contracts	(119)	18		(5)	107
	$69	$133		$245	$362
Add: Charge from voluntary early out program, net	-	12		-	12
Add (Deduct): Change in Illinois state income tax law, net	-	11		(12)	11
Net income, non-GAAP	$69	$156	(55.8)	$233	$385	(39.5)

Net income per share, diluted, as reported	$(.16)	$.22		$.32	$.69
Add/(Deduct): Net impact from fuel contracts	.25	(.04)		.01	(.22)
	$.09	$.18		$.33	$.47
Add: Impact of special items, net	-	.03		(.01)	.02
Net income per share, diluted, non-GAAP	$.09	$.21	(57.1)	$.32	$.49	(34.7)

(1) See Reconciliation of Impact from Fuel Contracts

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS (SEE PREVIOUS NOTE)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Fuel & Oil Expense
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$9	$7	$(34)	$(45)
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	(70)	(8)	(73)	58
Impact from fuel contracts to Fuel & Oil Expense	$(61)	$(1)	$(107)	$13

Operating Income
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$(9)	$(7)	$34	$45
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	70	8	73	(58)
Impact from fuel contracts to Operating Income	$61	$1	$107	$(13)

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(202)	$44	$110	$216
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(36)	11	(53)	4
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	(9)	(7)	34	45
Impact from fuel contracts to Other (gains) losses	$(247)	$48	$91	$265

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$202	$(44)	$(110)	$(216)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	36	(11)	53	(4)
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	70	8	73	(58)
Impact from fuel contracts to Net Income *	$308	$(47)	$16	$(278)

* Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended				Nine months ended
	September 30,				September 30,
	2008	2007	Change		2008	2007	Change

Revenue passengers carried	22,243,013	23,553,366	(5.6)%		67,741,176	66,956,318	1.2%
Enplaned passengers	25,686,181	27,242,613	(5.7)%		77,945,753	77,035,110	1.2%
Revenue passenger miles (RPMs) (000s)	18,822,810	19,685,690	(4.4)%		56,226,510	54,813,530	2.6%
Available seat miles (ASMs) (000s)	26,287,035	25,715,957	2.2%		77,815,557	74,377,009	4.6%
Load factor	71.6%	76.6%	(5.0)	pts.	72.3%	73.7%	(1.4)	pts.
Average length of passenger haul (miles)	846	836	1.2%		830	819	1.3%
Average aircraft stage length (miles)	642	633	1.4%		635	630	0.8%
Trips flown	300,537	297,782	0.9%		898,759	865,329	3.9%
Average passenger fare	$124.38	$105.37	18.0%		$117.02	$105.57	10.8%
Passenger revenue yield per RPM (cents)	14.70	12.61	16.6%		14.10	12.90	9.3%
Operating revenue yield per ASM (cents)	11.00	10.06	9.3%		10.65	9.91	7.5%
CASM, GAAP (cents)	10.67	9.09	17.4%		10.16	9.01	12.8%
CASM, GAAP excluding fuel (cents)	6.86	6.52	5.2%		6.76	6.55	3.2%
CASM, excluding special items (cents)	10.44	9.00	16.0%		10.03	9.00	11.4%
CASM, excluding fuel and special items (cents)	6.86	6.44	6.5%		6.76	6.52	3.7%
Fuel costs per gallon, excluding fuel tax (unhedged)	$3.61	$2.18	65.6%		$3.31	$2.03	63.1%
Fuel costs per gallon, excluding fuel tax (GAAP)	$2.60	$1.69	53.8%		$2.30	$1.64	40.2%
Fuel costs per gallon, excluding fuel tax (economic)	$2.44	$1.69	44.4%		$2.21	$1.65	33.9%
Fuel consumed, in gallons (millions)	382	388	(1.5)%		1,143	1,114	2.6%
Fulltime equivalent Employees at period-end	34,545	33,787	2.2%		34,545	33,787	2.2%
Size of fleet at period-end	538	511	5.3%		538	511	5.3%

CASM (unit costs) - Operating expenses per ASM

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	September 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,390	$2,213
Short-term investments	1,041	566
Accounts and other receivables	385	279
Inventories of parts and supplies, at cost	286	259
Fuel derivative contracts	1,122	1,069
Prepaid expenses and other current assets	77	57
Total current assets	5,301	4,443

Property and equipment, at cost:
Flight equipment	13,887	13,019
Ground property and equipment	1,655	1,515
Deposits on flight equipment purchase contracts	348	626
	15,890	15,160
Less allowance for depreciation and amortization	4,692	4,286
	11,198	10,874
Other assets	1,676	1,455
	$18,175	$16,772

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$701	$759
Accrued liabilities	3,540	3,107
Air traffic liability	1,275	931
Current maturities of long-term debt	72	41
Total current liabilities	5,588	4,838

Long-term debt less current maturities	2,580	2,050
Deferred income taxes	2,568	2,535
Deferred gains from sale and leaseback of aircraft	97	106
Other deferred liabilities	278	302
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,221	1,207
Retained earnings	4,980	4,788
Accumulated other comprehensive income	1,066	1,241
Treasury stock, at cost	(1,011)	(1,103)
Total stockholders' equity	7,064	6,941
	$18,175	$16,772

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(120)	$162	$234	$533
Adjustments to reconcile net income (loss) to
cash provided by operating activities:
Depreciation and amortization	152	140	445	411
Deferred income taxes	(48)	105	81	272
Amortization of deferred gains on sale and
leaseback of aircraft	(3)	(4)	(9)	(11)
Share-based compensation expense	4	4	14	30
Excess tax benefits from share-based
compensation arrangements	8	(2)	11	(30)
Changes in certain assets and liabilities:
Accounts and other receivables	62	(5)	(105)	(85)
Other current assets	99	(69)	(108)	(218)
Accounts payable and accrued liabilities	(2,319)	(144)	449	686
Air traffic liability	(28)	(27)	344	296
Other, net	(83)	(6)	(332)	(133)
Net cash provided by (used in) operating activities	(2,276)	154	1,024	1,751

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(178)	(319)	(765)	(981)
Purchases of short-term investments	(794)	(1,535)	(4,241)	(3,607)
Proceeds from sales of short-term investments	926	1,538	3,570	3,469
Net cash used in investing activities	(46)	(316)	(1,436)	(1,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Long-term debt	-	-	600	-
Proceeds from Employee stock plans	85	36	113	128
Payments of long-term debt and capital lease obligations	(15)	(101)	(41)	(116)
Payments of cash dividends	(3)	(3)	(13)	(14)
Repurchase of common stock	-	(327)	(54)	(1,001)
Excess tax benefits from share-based
compensation arrangements	(8)	2	(11)	30
Other, net	-	-	(5)	1
Net cash provided by (used in) financing activities	59	(393)	589	(972)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,263)	(555)	177	(340)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,653	1,605	2,213	1,390

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,390	$1,050	$2,390	$1,050

/more

SOUTHWEST AIRLINES CO.
BOEING 737-700 DELIVERY SCHEDULE
AS OF OCTOBER 16, 2008

			Purchase
	Firm	Options	Rights	Total

2008	26			26	*
2009	13			13	**
2010	16	6		22
2011	13	19		32
2012	13	27		40
2013	19	1		20
2014	10	8		18
2015	11	6		17
2016	4			4
Through 2018			54	54
Total	125	67	54	246

* We have taken delivery of 26 Boeing 737-700 aircraft in 2008, and as a result of the Boeing machinists' strike, we will likely not take delivery of the three remaining aircraft originally scheduled for this year.  We have returned eight 737-300 leased aircraft through third quarter 2008, and currently plan to return three additional 737-300 leased aircraft during the fourth quarter, resulting in the previously planned net aircraft growth of 15 for 2008.

** We recently announced the deferral of four aircraft scheduled for delivery in 2009 to 2016. With three 737-300 leased aircraft returns planned for next year in addition to other potential alternatives to reduce our fleet, we currently expect to add no more than ten net aircraft in 2009.

***